Exhibit 99.1

Sino-Global Announces $4.77 Million Registered Direct Offering

Roslyn, New York, February 15, 2017 – Sino-Global Shipping America, Ltd. (NASDAQ: SINO) (“Sino-Global”, the “Company” or “we”), a non-asset based global shipping and freight logistic integrated solution provider, today announced it has entered into definitive agreements with three institutional investors to purchase an aggregate of $4.77 million of its common stock in a registered direct offering at $3.18 per share. The offering is expected to close on or about February 21, 2017. The Company estimates that the net proceeds from the offering, after deducting estimated offering expenses and placement agent fees, are expected to be approximately $4.3 million. Sino-Global will use the net proceeds of the offering for working capital and general corporate purposes.

FT Global Capital, Inc. acted as the exclusive placement agent in connection with the offering.

Sino-Global global is conducting the offering pursuant to a registration statement that was declared effective by the U.S. Securities and Exchange Commission on April 15, 2014. A preliminary prospectus was included in the original registration statement; Sino-Global anticipates filing a supplementary prospectus on or about February 15, 2017. Copies of the final prospectus relating to this offering will be available on the SEC's website, www.sec.gov, and may be obtained from the Company through the contact information set forth below.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Sino-Global Shipping America, Ltd.

Founded in the United States in 2001, Sino-Global Shipping America, Ltd. is a company engaged in shipping, chartering, logistics and related services. Headquartered in New York, Sino-Global has offices in Los Angeles, Mainland China, Australia, Canada and Hong Kong. The Company’s current service offerings consist of inland transportation management services and freight logistic services. Additional information about Sino-Global can be found on the Company’s corporate website at www.sino-global.net. The Company routinely posts important information on its website.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events unless required by the applicable laws and regulations.

Sino-Global Shipping America, Ltd. February 15, 2017	Page 2

Contact Information

Michael Huang

Sino-Global Shipping America Ltd

1044 Northern Boul. Suite 305, Roslyn, NY 11576

Tel: +1 718 888 1814

Email: michael@sino-global.com